Exhibit 99.1

GAP INC. REPORTS APRIL SALES RESULTS

Guides to First Quarter Earnings per Share Range of $0.56 to $0.57

SAN FRANCISCO - May 8, 2014 - Gap Inc. (NYSE: GPS) today reported that April net sales increased 10 percent to $1.33 billion for the four-week period ended May 3, 2014 versus $1.21 billion last year. Gap Inc.’s comparable sales for April 2014 were up 9 percent versus a 7 percent increase last year.

For the first quarter of fiscal year 2014, Gap Inc.’s net sales increased 1 percent to $3.77 billion versus $3.73 billion last year. The company’s comparable sales for the first quarter of fiscal year 2014 decreased 1 percent versus a 2 percent increase last year.

“We are pleased with our execution overall in April, especially at Old Navy,” said Glenn Murphy, chairman and chief executive officer, Gap Inc.

April Comparable Sales Results
Comparable sales by global brand for April 2014 were as follows:

•	Gap Global: positive 3 percent versus positive 8 percent last year

•	Banana Republic Global: positive 7 percent versus positive 1 percent last year

•	Old Navy Global: positive 18 percent versus positive 9 percent last year

First Quarter Comparable Sales Results
Comparable sales by global brand for the first quarter of fiscal year 2014 were as follows:

•	Gap Global: negative 5 percent versus positive 3 percent last year

•	Banana Republic Global: negative 1 percent versus flat last year

•	Old Navy Global: positive 1 percent versus positive 3 percent last year

First Quarter Guidance
The company expects diluted earnings per share for the first quarter of fiscal year 2014 to be in the range of $0.56 to $0.57.

The company expects that for the first quarter of fiscal year 2014, gross margins will decline less than the year-over-year decline in the fourth quarter of fiscal year 2013. In addition, the company expects first quarter fiscal year 2014 operating expenses to be slightly above last year.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on May 8, 2014 and available for replay until 1:00 p.m. Pacific Time on May 16, 2014.

First Quarter Earnings
Gap Inc. will release its first quarter earnings results via press release on May 22, 2014 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results during a live conference call and webcast on May 22, 2014 from approximately 2:00 p.m. - 2:45 p.m. Pacific Time. During the first, second and third quarters, these calls will be approximately 45 minutes in duration, and the fourth quarter conference call will remain one hour in length.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 5007532). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

May Sales
The company will report May sales on June 5, 2014.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share for the first quarter of fiscal year 2014;

•	gross margins for the first quarter of fiscal year 2014;

•	operating expenses for the first quarter of fiscal year 2014; and

•	the impact of the classification of the income related to a credit card program.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 8, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Edie Kissko
(415) 427-4173
press@gap.com